Exhibit 99.4
                                                                ------------

Union Pacific Declares Dividend of Remaining Union Pacific Resources' Stock Bethlehem, PA September 12 -- The Board of Directors of Union Pacific Corporation today declared a special stock dividend of the remaining shares of Common Stock of Union Pacific Resources Group Inc. owned by the corporation. The dividend is payable October 15, 1996 to shareholders of record
September 26, 1996 (including holders of the Union Pacific shares issued in the Southern Pacific merger). Based on the number of Union Pacific Corporation shares currently outstanding, its shareholders would receive approximately
 .847 of a share of Resources' Common Stock for each Union Pacific common share held, with the definitive percentage being determined after the record date. Union Pacific has received a ruling from the IRS that the distribution will be tax free for the corporation and its shareholders.

   "This transaction completes our strategic transformation of the corporation," said Drew Lewis, Union Pacific chairman and chief executive officer. "We believe our merger yesterday with Southern Pacific made Union Pacific North America's strongest transportation system and the spin off of Union Pacific Resources creates the nation's premiere independent natural gas and crude oil production company."

   Union Pacific Resources (UPR) is traded on the New York Stock Exchange.